FOR IMMEDIATE RELEASE

Contact:                Jeffrey W. Farrar
        Executive Vice President and CFO
(434) 964-2217
jfarrar@stellarone.com

STELLARONE CORPORATION ANNOUNCES RESULTS OF PHASE ONE EFFICIENCY INITIATIVE

Charlottesville, VA May 14, 2012 – StellarOne Corporation (NASDAQ: STEL) (“StellarOne”) today reported the expected results of its planned phase one efficiency initiative. Operating savings from recent efforts are expected to begin in third quarter of 2012 and reach approximately $2.2 - $2.4 million of annualized cost savings by 2013. Included in the planned initiatives are the elimination of 34 staff positions or approximately 4% of the workforce beginning with the start of third quarter, and relocation and realignment of certain functional areas and responsibilities.

“While it is a difficult decision to eliminate positions in our talented and dedicated workforce, some level of immediate organizational restructuring was necessary as a first step to ensure we have allocated resources to be effective and align with our business strategy” said O.R. Barham, Jr., President and Chief Executive Officer. “We are pleased with the efforts of our team to complete this important first phase of our initiative, and will continue to work diligently as we focus on ways to reduce our cost structure, align better with our customer demand and improve our ability to be competitive and execute on strategic opportunities.”

Approximately 75% of the projected cost savings are compensation and benefit related, and will result in one-time charges for severance benefits and associated costs of approximately $1 million which will be included in second quarter results. Excluding these charges, the estimated realized cost savings from phase one of this initiative are expected to be approximately $1.3 – $1.5 million in 2012 and $2.2 - $2.4 million in 2013.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from historical results, or those anticipated. When we use words such as “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date thereof. StellarOne wishes to caution the reader that factors, such as those listed below, in some cases have affected and could affect StellarOne’s actual results, causing actual results to differ materially from those in any forward-looking statement. These factors include: (i) expected cost savings from StellarOne’s restructuring initiatives, acquisitions and dispositions, (ii) competitive pressure in the banking industry or in StellarOne’s markets may increase significantly, (iii) changes in the interest rate environment may reduce margins, (iv) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, credit quality deterioration, (v) changes may occur in banking legislation and regulation, (vi) changes may occur in general business conditions, and (vii) changes may occur in the securities markets, Please refer to StellarOne’s filings with the Securities and Exchange Commission for additional information, which may be accessed at www.StellarOne.com.

About StellarOne

StellarOne Corporation is a traditional community bank, offering a full range of business and consumer banking services, including trust and wealth management services. Through the activities of our sole subsidiary, StellarOne Bank, we operate over 50 full-service financial centers, two loan production offices, and over 60 ATMs serving the New River Valley, Roanoke Valley, Shenandoah Valley, and Central and North Central Virginia.